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                                                                    Exhibit 10.7

                                                                November 8, 2001

G. Bradley Terry
2340 Arlia
Newport Beach, CA 92660



                        Retention and Severance Agreement

Dear Brad:

                  As you are aware, the CLEC sector, as well as the telecommunications industry in general, has experienced tremendous volatility and economic challenges over the past several months. Consequently, Mpower Communications Corp., a Nevada corporation ("Mpower", and collectively with its parent and subsidiaries, the "Company") is currently contemplating a corporate restructuring (the "Restructuring"). We consider your continued dedication, attention and service to the Company essential to our on going operations. To address any uncertainty regarding your professional and financial future, and to induce you to remain in the employ of the Company; the Company is pleased to offer you the benefits described in this letter agreement (the "Agreement").

                  1. YOUR UNDERTAKINGS. You hereby agree that you will continue to use your best efforts and devote your full business time to the business and affairs of the Company and will use your best efforts to assist the Company in effecting the Restructuring.

                  2.  RETENTION BONUS.

                  (a) You will be eligible to receive a bonus of $105,000 (the "Retention Bonus"). The Retention Bonus is payable in two installments as follows:

                        RETENTION BONUS VESTING DATE           PORTION OF RETENTION BONUS PAYABLE
                        ----------------------------           ----------------------------------
                               June 30, 2002                                   1/3
                             December 31, 2002                                 2/3

                  (b) The applicable portion of the Retention Bonus will be paid to you in a lump sum cash amount as soon as reasonably practicable following each of the applicable Retention Bonus Vesting Dates.

                  (c) If, prior to December 31, 2002, your employment is terminated (i) by the Company without Cause (as defined below), (ii) due to your death or Disability (as defined below), or (iii) by you for Good Reason (as defined below), you will be entitled to receive a prorated portion of the Retention Bonus (calculated in the manner set forth in Section 2(d)) based on the number of months you are employed by the Company during the period beginning on October 1, 2001 and ending on December 31, 2002, less the amount of any previously paid portion of the Retention Bonus. The prorated Retention Bonus will be paid as soon as reasonably practicable following your termination of employment.

                  (d) The prorated Retention Bonus payable pursuant to Section 2(c) shall be calculated by (i) multiplying the Retention Bonus by a fraction, the numerator of which is the number of months you were employed by the Company during the period beginning on October 1, 2001 and ending on December 31, 2002 and the denominator of which is fifteen and (ii) subtracting from the amount obtained in clause (i) the amount of any previously paid portion of the Retention Bonus.

                  (e) If, prior to the payment of the Retention Bonus, your employment with the Company is terminated by the Company for Cause or by you without Good Reason, you will forfeit the right to receive any unpaid portion of the Retention Bonus.

                  "Cause" for termination of your employment with the Company means the occurrence of any of the following events: (i) your willful material violation of any law or regulation applicable to the business of the Company;
(ii) your conviction of, or plea of "no contest" to, a felony; (iii) any willful perpetration by you of an act involving moral turpitude or common law fraud whether or not related to your activities on behalf of the Company; (iv) any act of gross negligence by you in the performance of your duties as an employee; (v) any violation of the "Standards of Conduct" set forth in the Company's employee manual, as in effect from time to time; or (vi) any willful misconduct by you that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company.

                  "Disability" shall have the meaning set forth in the Company's long-term disability plan applicable to you.

                  "Good Reason" for termination of your employment means the occurrence of any of the following events: (i) a material adverse change in your title or duties in effect on the effective date of this Agreement, (ii) a material reduction in your base salary or incentive bonus opportunity in effect on October 1, 2001, or (iii) the relocation of your principal place of business to a location that is more than 35 miles from your primary business location on October 1, 2001 without your consent.

                  3.  GUARANTEED ANNUAL INCENTIVE BONUS.

                  (a) If you remain employed by the Company on January 11, 2002 (the "Guaranteed Bonus Payment Date"), you will be entitled to receive 50% of your 2001 targeted annual incentive bonus under the Company's 2001 Management Incentive Program (the "Guaranteed Bonus"). This amount will be calculated using your calendar year 2001 earnings, and will be prorated for promotions and/or demotions. The Guaranteed Bonus will be paid to you in a lump sum cash payment as soon as reasonably practicable following the Guaranteed Bonus Payment Date. The remaining unpaid portion of your 2001 targeted incentive bonus, if any, will be paid in accordance with the Company's 2001 Management Incentive Program.

                  (b) If, prior to January 11, 2002, your employment is terminated (i) by the Company without Cause, (ii) due to your death or Disability, or (iii) by you for Good Reason, you will be entitled to payment of the full amount of the Guaranteed Bonus as soon as reasonably practicable following your termination of employment.

                  (c) If, prior to the payment of the Guaranteed Bonus, your employment is terminated by the Company for Cause or by you without Good Reason, you will forfeit the right to receive the Guaranteed Bonus.

                  4.  SEVERANCE BENEFIT.

                  (a) You are entitled to receive a severance benefit (the "Severance Benefit") of $210,000 if your employment is terminated (i) by the Company without Cause, (ii) due to your death or Disability or (iii) by you for Good Reason.

                  (b) The Severance Benefit will be paid over approximately twelve months (the "Severance Period") in equal installments in accordance with the Company's standard payroll practices; provided, however, that the Mpower Board of Directors (the "Board") may elect, in its sole discretion, to pay the Severance Benefit in a lump sum.

                  c) During the Severance Period, you shall make yourself reasonably available to the Company, on an "as needed" basis, to provide information regarding the business and affairs of the Company that you attained in connection with your employment. The Company shall reimburse you for all reasonable expenses incurred in connection with this Section 4(c) in accordance with the Company's policies as in effect from time to time.

                  (d) If your employment is terminated by the Company for Cause or by you without Good Reason, you will not be entitled to receive a Severance Benefit.

                  5. CONFIDENTIALITY; PROTECTIVE COVENANTS. If at any time you
(i) disclose the terms of this Agreement to any third party, including, without limitation, a Company employee, or (ii) violate any of the protective covenants set forth in Section 7 of this Agreement, you shall immediately forfeit your rights to any unpaid portion of the Retention Bonus, the Guaranteed Bonus and the Severance Benefit; provided, however that nothing in this Section 5 shall prohibit you from disclosing the terms of this Agreement to (i) the Company's Chief Executive Officer, (ii) the direct reports of the Chief Executive Officer (President and COO, Chief Financial Officer, EVP Strategy Planning and Business Development, SVP Legal, SVP People Services, VP Corporate Communications) (iii) your immediate family members and/or (iv) your legal, tax and financial advisors.

                  6.  SUCCESSORS; BINDING AGREEMENT.

                  (a) Assumption by Successor. The Company will use its best efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) (the "Successor") to (i) all or substantially all of the business or assets of the Company or (ii) the Company's "Market" applicable to you, to expressly assume and to agree to perform the Company's obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform such obligations if no such succession had taken place;

provided, however, that in the event that this Agreement is not assumed by the Successor, the unpaid portions of the Retention Bonus, the Guaranteed Bonus and the Severance Benefit shall become immediately payable in accordance with the terms of this Agreement. As used herein, the "Company" shall mean the Company as hereinbefore defined and any Successor which assumes and agrees to perform its obligations by operation of law or otherwise.

                  (b) Enforceability; Beneficiaries. This Agreement shall be binding upon and inure to the benefit of you (and your personal representatives and heirs) and the Company and any Successor which expressly agrees to assume and perform its obligations under this Agreement. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

                  7.  PROTECTION OF THE COMPANY'S INTERESTS.

                  (a) No Competing Employment. For so long as you are employed by the Company and during the Severance Period (such period being referred to hereinafter as the "Restricted Period"), you shall not, without the prior written consent of the Board, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any individual, partnership, firm, corporation or other business organization or entity that competes with the business of the Company by providing any goods or services provided or under development by the Company at the effective date of your termination of employment (the "Business"); provided, however, that this subparagraph 7(a) shall not proscribe your ownership, either directly or indirectly, of less than one (1) percent of any class of securities which are listed on a national securities exchange or quoted on the automated quotation system of the National Association of Securities Dealers, Inc.

                  (b) No Interference. During the Restricted Period, you shall not, directly or indirectly, whether for your own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Company), (i) solicit, or endeavor to entice away from the Company, or otherwise interfere with the relationship of the Company with, any person or entity who is, or was within the then most recent twelve-month period, (A) employed by, or otherwise engaged to perform services for, the Company, or (B) a customer or client of the Company or (ii) otherwise interfere with the business of the Company.

                  (c) Non-Disparagement. During the Restricted Period and thereafter, you shall not intentionally make any public statement, or publicly release any information, that disparages or defames the Company, or any of its officers and directors, and shall not intentionally cause or encourage any other person to make any such statement or publicly release any such information.

                  (d) Confidentiality. You understand and acknowledge that in the course of your employment, you have had and will continue to have access to and will learn confidential information regarding the Company that concerns the technological innovations, operations and methodologies of the Company, including, without limitation, business plans, financial information, protocols, proposals, manuals, procedures and guidelines, computer source codes, programs, software, know-how and specifications, copyrights, trade secrets, market information, Developments (as hereinafter defined), data and customer information (collectively, "Proprietary Information"). You agree that during the period beginning on the date hereof and continuing in perpetuity thereafter, you shall keep confidential and shall not directly or indirectly disclose any such Proprietary Information to any third party, except as required to fulfill your duties in connection with your employment by the Company, and shall not misuse, misappropriate or exploit such Proprietary Information in any way. The restrictions contained herein shall not apply to any information which you can demonstrate (i) was already available to the public at the time of disclosure, or subsequently became available to the public, otherwise than by breach of this Agreement or (ii) was the subject of a court order to disclose. Upon your termination of employment, you will immediately return to the Company all Proprietary Information and copies thereof in your possession.

                  "Developments" shall mean all data, discoveries, findings, reports, designs, inventions, improvements, methods, practices, techniques, developments, programs, concepts and ideas, whether or not patentable, relating to the present or planned activities, or the products and services of the Company.

                  (e) Assignment of Developments. During your employment, all Developments that are at any time made, conceived or suggested by you, whether acting alone or in conjunction with others, shall be the sole and absolute property of the Company, free of any reserved or other rights of any kind on your part. If such Developments were made, conceived or suggested by you during or as a result of your employment relationship with the Company, you shall promptly make full disclosure of any such Developments to the Company and, at the Company's cost and expense, do all acts and things (including, among others, the execution and delivery under oath of patent and copyright applications and instruments of assignment) deemed by the Company to be necessary or desirable at any time in order to effect the full assignment to the Company, of your right and title, if any, to such Developments. You acknowledge and agree that any invention, concept, design or discovery that concretely relates to or is associated with your work for the Company that is described in a patent application or is disclosed to a third party directly or indirectly by you during the Restricted Period shall be the property of and owned by the Company and such disclosure by patent application or otherwise shall constitute a breach of Section 7(a) above.

                  (f) Injunctive Relief. Without intending to limit the remedies available to the Company, you acknowledge that a breach of any of the covenants contained in this Section 7 may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining you from engaging in activities prohibited by this Section 7 or such other relief as may be required to specifically enforce any of the covenants in this Section 7.

                  8.  MISCELLANEOUS.

                  (a) Amendments, Waivers, Etc. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to by you and the Company in writing. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement and this Agreement shall supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof.

                  (b) Effective Date. This Agreement shall become effective upon the receipt by the Company of your signed acknowledgement of this Agreement.

                  (c) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                  (d) No Contract of Employment. Nothing in this Agreement shall be construed as giving you any right to be retained in the employ of the Company or interfere in any way with the Company's right to terminate your employment for any reason, subject to the provisions of this Agreement.

                  (e) Tax Withholding. Amounts paid to you hereunder shall be subject to all applicable federal, state and local withholding taxes.

                  (f) Waiver and Release. The Company's obligations to you under this Agreement (including, without limitation, any obligations with respect to the Severance Benefit, if any) will be subject to your execution and delivery to the Company of a Waiver and Release substantially in the form attached hereto as Exhibit A.

                  (g) Arbitration. Any dispute or controversy arising under or in connection with this Agreement that cannot be mutually resolved by you and the Company will be settled exclusively by arbitration in New York, New York, before three arbitrators of exemplary qualifications and stature. One such arbitrator will be selected by each of you and the Company. The arbitrators selected by you and the Company will jointly select the third arbitrator. Judgment may be entered on the arbitrators' award in any court having jurisdiction. You and the Company hereby agree that the arbitrators will be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. The party that prevails in any arbitration hereunder will be reimbursed by the other party hereto for any reasonable legal fees and out-of-pocket expenses directly attributable to such arbitration, and such other party will bear all expenses of the arbitrators.

                  (h) Notice. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company in care of its General Counsel, 175 Sully's Trail Suite 300, Pittsford, New York 14534 and with a copy to Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022, Attn:
Douglas P. Bartner, Esq., and any notice to be given to you may be addressed to you at your address as it appears on the payroll records of the Company, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be deemed to have been duly given if and when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, postage paid and deposited in a government post office.

                  (i) Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York without reference to any choice of law provisions therein.

                  (j) Supersedes Prior Agreements. This Agreement represents the entire agreement of the parties on the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between you and the Company regarding your employment and termination of employment. Notwithstanding this provision, your Employment Agreement dated September 29, 2000 shall remain in full force and effect. However, to the extent there is a conflict or ambiguity between the terms and/or definitions of this Agreement and the Employment Agreement dated September 29, 2000, the terms and/or definitions of this Agreement shall control and govern.

                  (k) Headings. The headings contained in this Agreement are intended solely for convenience of reference and shall not affect the rights of the parties to this Agreement.

                  (l) ERISA. It is the intent of the Company that the Severance Benefit payable pursuant to this Agreement constitute an "employee welfare benefit plan" within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and comply with the applicable requirements of ERISA.

                                             Sincerely,

                                             Mpower Communications Corp.

                                             By:      /s/ Rolla P. Huff
                                                      --------------------------
                                                      Rolla P. Huff
                                                      Chief Executive Officer


Accepted and Agreed

/s/ G. Bradley Terry
------------------------------------
G. Bradley Terry

Dated:  November 15, 2001

                                    EXHIBIT A

Mpower Communications Corp.
175 Sully's Trail, Suite 300
Pittsford, NY 14534

                                     RELEASE

                  I, G. Bradley Terry, am a party to a Retention Agreement (the "AGREEMENT"), dated October 29, 2001, with Mpower Communications Corp., a Nevada corporation (the "COMPANY"). The Agreement contemplates that, in consideration for my receipt of the Severance Benefit (as such term is defined in the Agreement), I will deliver a Release in the form set forth below, and I now desire to deliver such Release to the Company in the manner contemplated by the Agreement.

                  1. General Release. In consideration of the Severance Benefit, I hereby release and forever discharge the Released Parties (as defined below) from any and all claims, actions, causes of action, suits, costs controversies, judgments, decrees, verdicts, damages, liabilities, attorney's fees, covenants, contracts and agreements (collectively, including claims, actions and causes of action set forth in Section 2 below, "CLAIMS") that I may have against the Released Parties based on or arising out of (i) my employment relationship with and service as an employee, officer or director of the Company, and the termination of such relationship or service, or (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof, including, without limitation, any Claims arising under any applicable federal, state or local law, or any law of any foreign jurisdiction, whether such Claim arises under statute, common law or in equity, and whether or not I am presently aware of such claim. I further agree that the payments and benefits described in the Agreement are in full satisfaction of any and all Claims for payments or benefits that I may have against the Company arising out of my employment relationship, my service as an employee, officer or director of the Company and the termination thereof. I also do forever release, discharge and waive any rights that I may have to recover in any proceedings brought by any federal, state or local agency against the Released Parties to enforce any laws.

                  For purposes of this release, the "RELEASED PARTIES" means, individually and collectively, the Company, its present, former and future shareholders, partners, limited partners, affiliates, parents, subsidiaries, successors, directors, officers, employees, agents, attorneys, successors and assigns.

                  2. Specific Release of ADEA Claims. In further consideration of the Severance Benefit, I hereby release and forever discharge the Company and its employees, officers and directors from any and all Claims that I may have as of the date of my signing of this Release arising under the FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, and the applicable rules and regulations promulgated thereunder ("ADEA").

                  3. Release of Unknown Claims. I understand that I am releasing Claims pursuant to this Agreement that I may not know about, and that is my intent. I expressly waive all rights that I might have under any law that is intended to prevent unknown Claims from being released and I understand the significance of doing so. In addition, I expressly acknowledge that the Release under this Agreement is intended to include and does include in its effect, without limitation, all Claims which I do not know or suspect to exist in my favor at the time of execution of this Release and that this Release expressly contemplates the extinguishment of all such Claims.

                  4. No Pending Litigation. I hereby represent and agree that I have not filed, and will not file, any action, complaint, charge, grievance or arbitration against any Released Party.

                  5. No Right to Commence any Legal Action. I will not commence or join any legal action, which term includes, without limitation, any demand for arbitration proceedings and any complaint to any federal, state or local agency, court or other tribunal, to assert any Claim released by me under this Agreement against a Released Party. If I commence or join any such legal action against a Released Party, I will promptly indemnify such Released Party for its reasonable costs and attorneys' fees incurred in defending such action as well as any monetary judgment obtained by me against any Released Party in such action.

                  6. Acknowledgment. By signing this Release, I hereby acknowledge and confirm the following:

                  (a) Consultation with an Attorney. I was advised in writing by the Company in connection with my termination of employment to consult with an attorney of my choice prior to signing the Agreement and this Release and to have such attorney explain to me the terms of the Agreement and this Release, including, without limitation, the terms relating to my release of claims arising under ADEA.

                  (b) Understand this Agreement. I have read the Agreement and this Release carefully and completely and understand each of the terms thereof.

                  (c) Twenty-One Days to Consider. I was given not less than twenty-one days to consider the terms of the Agreement and this Release and to consult with an attorney of my choosing with respect thereto, and that for a period of seven days following my signing of this Release, I have the option to revoke this Release in accordance with the terms set forth below.

                  (d) Consideration. By signing this Release, I hereby acknowledge and confirm that I am providing the Release and discharge set forth herein only in exchange for consideration in addition to anything of value to which I am already entitled.

                  7. Revocation. I have the right to revoke this Release during the seven-day period (the "REVOCATION PERIOD") commencing immediately following the date I sign and deliver this Release to the Company. The Revocation Period shall expire at 5:00 p.m., New York time, on the last day of the Revocation Period; PROVIDED, HOWEVER, that if such seventh day is not a business day, the Revocation Period shall extend to 5:00 p.m. on the next succeeding business day. In the event of any such revocation by me, the obligations of the Company to pay the Severance Benefit pursuant to the Agreement shall terminate and be of no further force and effect as of the date of such revocation. No such revocation by me shall be effective unless it is in writing and signed by me and received by a representative of the Company prior to the expiration of the Revocation Period.

       My signature below indicates my agreement with the terms and provisions described above.

       /s/ G. Bradley Terry                                 G. Bradley Terry
       --------------------

                                                            November 15, 2001
                                                            -----------------
                                                            Date